UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 23, 2009

HSN, INC.

(Exact name of registrant as specified in charter)

Delaware	001-34061	26-2590893
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 HSN Drive, St. Petersburg, Florida 33729	33729
(Address of principal executive offices)	(Zip Code)

(727) 872-1000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Adoption of Named Executive Officer Severance Plan

Effective November 23, 2009, HSN, Inc., a Delaware corporation (the “Company”), adopted a Named Executive Officer and Executive Vice President Severance Plan applicable to certain executives of the Company. The Plan formalizes and standardizes the Company’s severance practices for the Company’s most senior executive officers (each, an “Executive” and, collectively, the “Executives”) and is adopted in lieu of issuing new employment agreements. The Plan will apply to all “named executive officers” but will exclude Ms. Mindy Grossman, who has a severance arrangement pursuant to her employment agreement. Adoption of the Plan was approved by the Company’s Compensation and Human Resources Committee.

Executives covered by the Plan will generally be eligible to receive severance benefits in the event of a termination by the Company without Cause or by the Executive for Good Reason. Good Reason is a defined term under the Plan and generally includes a material reduction in the executive’s annual base salary; a relocation of the Executive’s principal place of business more than 50 miles from the location of the principal place of business from which the Executive worked; or a material and demonstrable adverse change in the nature and scope of the Executive’s duties. Cause is a defined term under the Plan and generally includes willful or gross neglect by the Executive of his or her duties; the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by the Executive; a material breach by the Executive of fiduciary duty owed to the Company or any nondisclosure, non-solicitation or non-competition obligation owed to the Company or any of its subsidiaries or affiliates; or violation of any company policy related to ethics, wrongdoing or conflicts of interest. Change in Control is also a defined term under the Plan and generally includes the acquisition of more than 50% of the voting power of the Company; a change in the composition of a majority of the Board of Directors of the Company; a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of the Company; or a complete liquidation or dissolution of the Company.

Under the Plan, in the event of a termination by the Company without Cause or by the Executive for Good Reason prior to a Change in Control or more than 12 months following a Change in Control, the severance benefits for the Executive shall generally consist of the following:

•	continued payment of base salary for a period of eighteen (18) months following the date of such Executive’s termination of employment; and

•	continuation of coverage under the Company’s health insurance plan for a period of twelve (12) months following the date of such Executive’s termination of employment.

Under the Plan, in the event of a termination by the Company without Cause or by the Executive for Good Reason, in each case within 12 months following a Change in Control, the severance benefits for the Executive shall consist of the following:

•

payment of a lump sum amount equal to the sum (i) two times the sum of the Executive’s Base Salary, (ii) the Executive’s Target Bonus multiplied by a fraction, the numerator of which is the number of days from the first day of the year in which the termination occurs and ending on the last day of the Severance Period, and the denominator of which is the number of days in the year in which the termination occurs;

•	payment of a lump sum amount equal to medical coverage under the Company’s health insurance plan for a period of eighteen (18) months;

•	outplacement benefits in an amount not to exceed $20,000; and

•	immediate vesting of all of the Executive’s outstanding awards.

Payments are designed to comply with Section 409A of the Internal Revenue Code (the “Code”). In addition, if any payment under the Plan would constitute an excess parachute payment within the meaning of Section 280G of the Code, the payments will be reduced to the minimum extent necessary so that no portion of any payment or benefit will constitute an excess parachute payment, provided however, that the reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided, determined on an after tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision, or any other tax).

The Committee has the right, in its sole discretion, to amend the Plan or to terminate it prospectively, provided that the Plan may not be amended by the Committee in any manner which is materially adverse to any executive without that executive’s written consent.

The foregoing summary is qualified in its entirety by reference to the Named Executive Officer Severance Plan filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Termination of Executive Employment Agreements

The Plan was adopted as part of the Company’s initiative to end the practice of entering into individual executive contracts, other than a contract with the Company’s Chief Executive Officer. In connection with the adoption of this Plan, the employment agreements of Ms. Judy Schmeling, the Company’s Chief Financial Officer, and Ms. Lynne Ronon, the Company’s Executive Vice President – Merchandising, were cancelled.

Item 9.01	Financial Statements and Exhibits

10.1	Named Executive Officer and Executive Vice President Severance Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HSN, INC.

Dated: November 24, 2009

	By:	/s/ Linda C. Frazier
Linda C. Frazier
Vice President and Senior Counsel

Exhibit Index

Exhibit Number	Description

10.1	Named Executive Officer and Executive Vice President Severance Plan

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